Exhibit 99.1

TOYS“R”US, INC. ANNOUNCES 2010 HOLIDAY SALES

WAYNE, NJ (January 6, 2011) – Toys“R”Us, Inc. today announced its total sales and comparable store sales for the month of December and the 2010 holiday season.

For the month of December, the U.S. Domestic segment’s total sales grew by 5.4%, driven by new stores including Toys“R”Us Express locations and comparable store sales growth of 2.2%. For the nine-week holiday season, the Domestic segment’s total sales grew 5.3%, also including a comparable store sales increase of 2.2%. Online sales growth (which is included in comparable store sales) was particularly strong during the holiday season.

“We are pleased that we have now delivered five consecutive years of positive comparable store sales growth in the U.S. during the month of December,” said Jerry Storch, Chairman and CEO, Toys“R”Us, Inc. “Throughout the season, we demonstrated our industry-leading position in the toy category by providing a broad assortment of unique and hot products, a differentiated shopping experience, and knowledgeable customer service.”

In the International segment, total sales declined by 3.6% in the month of December, reflecting a comparable store sales decline of 5.0%, partially offset by sales from new locations. For the nine-week holiday season, the International segment’s total sales declined 3.4%, including a comparable store sales decline of 4.7%. International total sales performance for the holiday season varied by country, driven by declines in the U.K. and Spain, partially offset by positive growth in Canada and Japan.

Across the entire company, the Core Toy and Learning categories generated the strongest total sales growth. Conversely, the entertainment category, which includes videogame hardware and software, was the weakest as it continued to experience sales declines.

Mr. Storch added, “We look forward to the year ahead as we continue to execute our long-term growth strategies, including the integration of our juvenile and toy businesses along with expansion in the U.S. and international markets.”

(The month of December refers to the five-week period from November 28, 2010 to January 1, 2011, as compared to the five-week period from November 29, 2009 to January 2, 2010. The holiday season refers to the nine-week period from October 31, 2010 to January 1, 2011, as compared to the nine-week period from November 1, 2009 to January 2, 2010.)

About Toys“R”Us, Inc.

Toys“R”Us, Inc. is the world’s leading dedicated toy and juvenile products retailer, offering a differentiated shopping experience through its family of brands. It currently sells merchandise in more than 1,570 stores, including 858 Toys“R”Us and Babies“R”Us stores in the United States, and more than 510 international stores and 200 licensed stores in 33 countries and jurisdictions. In addition, it exclusively operates the legendary FAO Schwarz brand and sells extraordinary toys in the brand’s flagship store on Fifth Avenue in New York City. With its strong portfolio of e-commerce sites including Toysrus.com, Babiesrus.com, eToys.com, FAO.com and babyuniverse.com, it provides shoppers with a broad online selection of distinctive toy and baby products. Headquartered in Wayne, NJ, Toys“R”Us, Inc. employs approximately 70,000 associates worldwide. The company is committed to serving its communities as a caring and reputable neighbor through programs dedicated to keeping kids safe and helping them in times of need.

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby. All statements herein that are not historical facts, including statements about our beliefs or expectations, are forward-looking statements. We generally identify these statements by words or phrases such as “anticipate,” “estimate,” “plan,” “expect,” “believe,” “intend,” “will,” “may,” and similar words or phrases. These statements discuss, among other things, our strategy, store openings and renovations, future financial or operational performance including profitable growth expectations, anticipated cost savings, results of restructurings, anticipated domestic or international developments, and other goals, targets and future occurrences and trends. These statements are subject to risks, uncertainties and other factors, including, among others, competition in the retail industry, seasonality of our business, changes in consumer preferences and consumer spending patterns, general economic conditions in the United States and other countries in which we conduct our business, our ability to implement our strategy, availability of adequate financing, our dependence on key vendors of our merchandise, international events affecting the delivery of toys and other products to our stores, economic, political and other developments associated with our international operations, and risks, uncertainties and factors set forth in our reports and documents filed with the Securities and Exchange Commission (which reports and documents should be read in conjunction with this press release). We believe that all forward-looking statements are based upon reasonable assumptions when made; however, we caution that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, you should not place undue reliance on these statements. Forward-looking statements speak only as of the date when made, and we undertake no obligation to update these statements in light of subsequent events or developments. Actual results and outcomes may differ materially from anticipated results or outcomes discussed in forward-looking statements.

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For more information please contact:

Bruce Bishop, Vice President, Investor Relations at 973-617-5160 or Bruce.Bishop@toysrus.com

Kathleen Waugh, Vice President, Corporate Communications at 973-617-5888, 646-366-8823 or waughk@toysrus.com